T. ALAN OWEN & ASSOCIATES, P.C.
                                Attorneys at Law
                              One Arlington Centre
                             1112 East Copeland Road
                                    Suite 420
                             Arlington, Texas 76011
TELEPHONE                                                        TELEFAX
(817) 460-4498                                                   (817) 795-0154
(817) 461-6079 -- Metro
                               September 29, 2000


Mr. Mark Wells
Mentor Promotions, Inc.
892 Stegar Town Drive
Suite 34
Rockwall, Texas 75032

         RE:      Stock Opinion Letter

Dear Mr. Wells:

         As  the  sole  director,   officer  and  major  shareholder  of  Mentor
Promotions, Inc., hereinafter referred to as the "Corporation," you have requested my opinion as special securities counsel for the Corporation with regard to the issuance of its Common Stock, par value of $0.001 per share (the "Common Stock"), upon organization and pursuant to a public offering of a maximum of not more than 2,000,000 shares and a minimum of not less than 200,000 shares, at a price of $0.25 per share.

         In  this  respect,  I have  examined  the  following  documents  of the
Corporation:

         1. Articles of Incorporation filed with the Secretary of State of Nevada, under date of August 2, 2000.

         2. A set of Bylaws approved and adopted by the Corporation at its organizational meeting.

         3. Minutes of the organizational meeting held by Mark Wells on August 2, 2000 as the sole director named in the Articles of Incorporation, during which the following business, among others, was transacted.

                           Issuance of 4,000,000 shares of the Corporation's Common Stock to Mark Wells as consideration for services rendered and cash advanced to or for the Corporation at a stated value of $4,000.

Mr. Mark Wells
September 29, 2000
Page 2


         4. Written Consent of Sole Director, Mark Wells, dated August 28, 2000, which authorizes the following transaction:

                           Issuance of 200,000 shares of Common Stock of the Corporation as consideration for the payment of $10,000 for the development of the Corporation's web site which offers the sale of promotions for products over the Internet.

         5. Written Consent of Sole Director, Mark Wells, dated August 28, 2000, which authorizes the following transaction:

                           Filing of a public offering of not more than 2,000,000 shares and not less than 200,000 shares of the Corporation's Common Stock at a price of $0.25 per share pursuant to a registration statement to be filed by the Corporation with the Securities and Exchange Commission on Form SB-1.

         Based upon my examination of the foregoing documents, which constitute all of the records of the Corporation, I am of the opinion that the 4,200,000 shares of Common Stock presently outstanding constitute validly issued, fully paid, and non-assessable shares of Common Stock, and that the shares authorized for issuance pursuant to the public offering will, upon payment therefor, likewise constitute validly issued, fully paid, and non-assessable shares of capital stock of the Corporation.


                                                              Sincerely yours,


                                                              /s/ T. Alan Owen
                                                              ----------------
                                                                  T. Alan Owen



TAO/jac